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                                                                       Exhibit 5



                            [Ropes & Gray Letterhead]



                                                     April 24, 2002

The TJX Companies, Inc.
770 Cochituate Road
Framingham, MA  01701

      Re:  Registration Statement on Form S-8

Ladies and Gentlemen:

     This opinion is furnished to you in connection with a registration statement on Form S-8, and all exhibits thereto (the "Registration Statement"), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, for the registration of 12,500,000 shares (the "Shares") of Common Stock, $1.00 par value per share, of The TJX Companies, Inc., a Delaware corporation (the "Company") issuable pursuant to the Company's Stock Incentive Plan (the "Plan").

     We are familiar with the actions taken by the Company in connection with the Shares. For purposes of this opinion, we have examined the Registration Statement, the Plan and such other documents as we have deemed appropriate.

     We express no opinion as to the applicability of, compliance with or effect of Federal law or the law of any jurisdiction other than The Commonwealth of Massachusetts and the General Corporation Law of the State of Delaware.

     Based on the foregoing, we are of the opinion that, when the Shares have been issued and sold and consideration received therefore by the Company in accordance with the terms of the Plan, the Shares will be validly issued, fully paid and non-assessable.

     We hereby consent to your filing this opinion as an exhibit to the Registration Statement.

     It is understood that this opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.



                                                     Very truly yours,

                                                     /s/ Ropes & Gray

                                                     Ropes & Gray